Exhibit 99(a)

CORPORATE INVESTOR RELATIONS
5333 - 15TH AVENUE SOUTH, SUITE 1500
SEATTLE, WA 98108
206.762.0993
CONTACT:	Joseph C. Hete – President & CEO
	145 Hunter Drive	www.stockvalues.com
	Wilmington, OH 45177	NEWS RELEASE
937.382.5591

ABX AIR TO STAFF AND OPERATE SEVEN NEW DHL REGIONAL SORT CENTERS

WILMINGTON, OH – September 8, 2004 – ABX Air (OTC/BB: ABXA) announced today that it will be staffing and operating seven new regional sort centers for DHL. The first facility will be located in Denver, Colorado, and is scheduled to begin operating on September 10, 2004. DHL has yet to announce the location of the six other new sort centers, all of which are expected to be operational by year-end.

ABX Air will initially employ 26 people at the new DHL facility in Denver, bringing in temporary employees as needed to accommodate increases in volume during the holiday season. The facility will handle a variety of shipments, including letter and parcel items, palletized and container freight. DHL is investing $3 million in the 74,800 square foot facility, which will operate six days a week and have a sort capacity of 4,000 letter pieces per hour/3,500 parcels per hour. ABX Air will be operating the new regional sort centers under the terms of its existing Hub and Line-Haul Services Agreement with Airborne, an indirect wholly owned subsidiary of DHL Holdings (USA), Inc. Under the Hub and Line-Haul Services Agreement, ABX Air currently staffs and operates DHL’s primary sort center in Wilmington, Ohio, and 11 regional hubs in the United States. ABX Air is compensated under the Hub and Line-Haul Services Agreement on a cost-plus basis, pursuant to which it earns a base mark-up of 1.75% on eligible costs and can earn an incremental markup for meeting certain cost and service goals. ABX Air currently estimates that it will earn base revenues of approximately $12-15 million annually by staffing the seven new regional hubs, plus the potential for incremental markup.

“This is an encouraging growth opportunity for ABX Air, and it provides us with an ability to expand our relationship with DHL,” said Joe Hete, President & CEO. “DHL’s selection of ABX Air to operate its seven new regional hubs. recognizes the efforts of our hard-working and dedicated employees and our continued emphasis on productivity and service.”

ABX Air is a cargo airline with a fleet of 116 aircraft that operates out of Wilmington, Ohio, and 11 regional hubs throughout the United States. In addition to providing airlift capacity and sort center staffing to DHL, ABX Air provides charter and maintenance services to a diverse group of customers. With over 7,000 employees, ABX Air is the largest employer in a several-county area in southwestern Ohio.

For more information, please visit our website at www.abxair.com or contact Beth Huber, Community Relations Supervisor at beth.huber@abxair.com or (937) 382-5591, ext. 2536.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements. These factors are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended 2003, and our Quarterly Report on Form 10-Q for the periods ended March 31st and June 30th, 2004. Readers should carefully review this release and should not place undue reliance on our forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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